As Filed With the Securities and Exchange Commission on September 26, 2007
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LANCE, INC.
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	56-0292920 (I.R.S. Employer Identification No.)

14120 Ballantyne Corporate Place, Suite 350 Charlotte, North Carolina (Address of principal executive offices)	28277 (Zip Code)
LANCE, INC. 2007 KEY EMPLOYEE INCENTIVE PLAN
(Full title of the plan)
Rick D. Puckett
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary
Lance, Inc.
14120 Ballantyne Corporate Place, Suite 350
Charlotte, North Carolina 28277
(Name and address of agent for service)
704/554-1421
(Telephone number, including area code,
of agent for service)
CALCULATION OF REGISTRATION FEE

Title	Amount	Proposed Maximum	Proposed Maximum	Amount of
of Each Class of Securities to be	to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee
Common Stock, $.83 1/3 par value (1)	1,800,000 shares (1)(2)	$23.63 (3)	$42,534,000 (3)	$1,306

(1)	This registration statement also relates to rights to purchase shares of Series A Junior Participating Preferred Stock of the Company. One right is attached to and trades with each share of the Company’s Common Stock. Any value attributable to such rights is reflected in the market price of the Company’s Common Stock.

(2)	In accordance with Rule 416 of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities offered or issued under the 2007 Key Employee Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices for the Common Stock on September 20, 2007 as reported on The Nasdaq Stock Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The information required by this Item 1 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     The information required by this Item 2 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by Lance, Inc. (the “Company”) with the Securities and Exchange Commission (Commission file number 0-398) and are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and the Company’s Current Reports on Form 8-K as filed with the Commission on February 14, 2007, March 14, 2007, March 30, 2007 and May 2, 2007.

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters in connection with the issuance of the Common Stock being offered hereby are being passed upon for the Company by Kennedy Covington Lobdell & Hickman, L.L.P., Hearst Tower, 214 North Tryon Street, 47th Floor, Charlotte, North Carolina 28202. At September 19, 2007, partners and associates of Kennedy Covington Lobdell & Hickman, L.L.P. and their spouses and minor children owned beneficially an aggregate of 7,569 shares of the Common Stock of the Company.
Item 6. Indemnification of Directors and Officers.
     The North Carolina Business Corporation Act contains provisions prescribing the extent to which directors and officers shall or may be indemnified against liabilities which they may incur in their capacities as such. Under those provisions, whether indemnification is permitted or mandated depends upon several factors, including whether the action is brought by the corporation or by outsiders and whether the potential indemnitee is successful in his or her defense.
     The statute is not exclusive of any other rights of indemnification under any bylaw, agreement, or vote of shareholders or disinterested directors or otherwise. The Company’s Restated Charter provides that no director of the Company shall have any personal liability arising out of any action whether by or in the right of the Company or otherwise for monetary damages for breach of his or her duty as a director, and the Company’s bylaws require the Company to indemnify the Company’s directors to the fullest extent permitted by law.
     The North Carolina Business Corporation Act also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities. The Company has purchased insurance to provide for indemnification of directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     Reference is made to the attached Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement; and
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the North Carolina Business Corporation Act, the Registrant’s Restated Charter or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 26th day of September, 2007.

LANCE, INC.
By	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ David V. Singer David V. Singer	President and Chief Executive Officer (Principal Executive Officer) and Director	September 26, 2007
/s/ Rick D. Puckett Rick D. Puckett	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	September 26, 2007
/s/ Margaret E. Wicklund Margaret E. Wicklund	Corporate Controller and Assistant Secretary (Principal Accounting Officer)	September 26, 2007
/s/ W. J. Prezzano W. J. Prezzano	Chairman of the Board of Directors	September 26, 2007
/s/ Barbara R. Allen Barbara R. Allen	Director	September 26, 2007
/s/ Jeffrey A. Atkins Jeffrey A. Atkins	Director	September 26, 2007
J.P. Bolduc	Director
/s/ William R. Holland William R. Holland	Director	September 26, 2007
/s/ Robert V. Sisk Robert V. Sisk	Director	September 26, 2007
/s/ Dan C. Swander Dan C. Swander	Director	September 26, 2007
/s/ Isaiah Tidwell Isaiah Tidwell	Director	September 26, 2007
/s/ S. Lance Van Every S. Lance Van Every	Director	September 26, 2007

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
EXHIBITS
Item 8
FORM S-8
REGISTRATION STATEMENT
LANCE, INC.
Commission File Number 0-398
EXHIBIT INDEX

Exhibit	Description

4.1	Restated Articles of Incorporation of Lance, Inc. as amended through April 17, 1998, incorporated herein by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the twelve weeks ended June 13, 1998 (File No. 0-398)

4.2	Articles of Amendment dated July 14, 1998 designating rights, preferences and privileges of the Registrant’s Series A Junior Participating Preferred Stock, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 1998 (File No. 0-398)

4.3	Bylaws of Lance, Inc., as amended through April 25, 2002, incorporated herein by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the thirteen weeks ended June 29, 2002 (File No. 0-398)

4.4	Preferred Shares Rights Agreement dated July 14, 1998 between the Registrant and Wachovia Bank, N.A., together with the Form of Rights Certificate attached as Exhibit B thereto, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 8-A filed on July 15, 1998 (File No. 0-398)

4.5	First Supplement to Preferred Shares Rights Agreement dated as of July 1, 1999 between the Registrant and First Union National Bank, incorporated herein by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the thirteen weeks ended June 26, 1999 (File No. 0-398)

4.6	Second Supplement to Preferred Shares Rights Agreement dated as of November 1, 2006 between the Registrant and American Stock Transfer & Trust Company, incorporated herein by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 (File No. 0-398)

4.7	Lance, Inc. 2007 Key Employee Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2007 (File No. 0-398)

5	Opinion of Kennedy Covington Lobdell & Hickman, L.L.P., filed herewith

23.1	Consent of KPMG LLP, filed herewith

23.2	Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (contained in Exhibit 5), filed herewith